Exhibit 99.1



                              For Immediate Release

      Contact:Annmarie Gordon (860) 645-7878/email: agordon@scanoptics.com
              Susan Lucek (860) 645-7878/email: slucek@scanoptics.com

                   Scan-Optics Announces First Quarter Results


         Manchester, CT - May 14, 2004 - Scan-Optics, Inc. (OTC BB: SOCR), a technological leader in information capture and customer service solutions for government, insurance, order fulfillment, proxy, health claims, test scoring and other paper-intensive businesses, today announced financial results for the first quarter of 2004.

         For the first quarter ended March 31, 2004, total revenues were $7.3 million, compared to $8.1 million in the 2003 first quarter. The Company reported a net loss for the quarter of $712,000, or $.10 per diluted share, compared to net income of $196,000, or $.03 per diluted share, for the same period in 2003.

         In discussing the results, James C. Mavel, Chairman, Chief Executive Officer and President, stated, "Although the results are not as robust as we would like certain other activities far surpassed our expectations. Scan-Optics is investing in the redesign of its core scanner platform and released the first of its new family of image scanners at the Association of Information and Image Management (AIIM) Conference in New York City March 6, 2004. The reception to this product was exceptional from the attendees as well as the conference officials who awarded our system a "Best in Show Award". We have completed the Beta test installations in Travelers Insurance and Frito-Lay in the USA and Netcom in South Korea. The feedback has been excellent and we look forward to wide market acceptance of this dramatically reengineered and lower cost product. Scan-Optics also received an order to develop a distributed capture assessment system from a very large "high stakes" test publisher that has the potential to change the way tests are administered and scored in support of the No Child Left Behind Law going forward. This is a new initiative for Scan-Optics that carries significant potential. Our Business Process Outsourcing activity continues to expand as we are busily digitizing the State of Connecticut Personal Income Tax forms for data entry with Virtual Solutions. This is additive to the BPO activity with the Federal Mediation Board and Samsung which have been discussed in earlier press releases. "

                                   -- more --

First Quarter Results
Page two


         Scan-Optics, Inc., with headquarters in Manchester, Connecticut, is recognized internationally as an innovator and solution provider in the information management and imaging business. It designs, manufactures and services products and systems for character recognition, image processing and display, data capture, data entry, and multi-user business computers. Scan-Optics systems and software are marketed worldwide to commercial and government customers directly and through distributors. Through its Manufacturing Services Division, Scan-Optics also provides contract manufacturing services to customers, outsourcing the manufacturing of complex, electro-mechanical assemblies. The Company has sales and service offices located throughout the United States and abroad. Additional information is available at www.scanoptics.com.

         Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" made under safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are changes in general economic and business conditions in the United States and foreign markets, which impact capital investments by customers, the cyclical nature of funding within federal and state government agencies, further adverse changes in the Company's banking, lending and financing relationship, insufficient cash resources, increased competition from similar products, the implementation of other technologies which may provide alternative solutions, ability to complete projects in a timely manner, and other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including but not limited to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

First Quarter Results
Page three

SCAN-OPTICS, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)


                                               Three Months Ended
                                                    March 31
(thousands, except share data)               2004              2003
-------------------------------------------------------------------------------

Revenues
  Hardware and software                $     3,427       $     4,222
  Professional services                      1,510             1,384
  Access services                            2,396             2,504
                                       -----------------------------
    Total revenues                           7,333             8,110

Costs of Revenue
  Hardware and software                      2,605             2,628
  Professional services                        879               768
  Access services                            2,332             2,131
                                       -----------------------------
    Total costs of revenue                   5,816             5,527

Gross Margin                                 1,517             2,583

Operating Expenses
  Sales and marketing                          690               928
  Research and development                     551               339
  General and administrative                   833               928
  Interest                                     167               199
                                       -----------------------------
    Total operating expenses                 2,241             2,394
                                       -----------------------------

Operating income (loss)                       (724)              189

Other income, net                               32                17
                                       -----------------------------

Income (loss) before income taxes             (692)              206

  Income tax expense                            20                10
                                       -----------------------------

Net Income (Loss)                      $      (712)      $       196
                                       =============================

Basic earnings (loss) per share        $      (.10)      $       .03
                                       =============================

Basic weighted-average shares            7,026,732         7,026,232

Diluted earnings (loss) per share      $      (.10)      $       .03
                                       =============================

Diluted weighted-average shares          7,026,732         7,162,754


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